Exhibit 99

[LOGO] RPC, INC.
An Oil & Gas Services Company

FOR IMMEDIATE RELEASE

 RPC, INC. REPORTS RECORD 2005 THIRD QUARTER REVENUES, PROFITS AND STOCK SPLIT
 -----------------------------------------------------------------------------

      o     Revenues for the Third Quarter Increased 30.5 Percent over Prior
            Year

      o Excluding a $0.15 per share Gain from Sale of Assets, Diluted EPS for the Third Quarter Increased 58.3 Percent to $0.38, Compared to $0.24 in the Prior Year

      o Including a $0.15 per share Gain from Sale of Assets, Diluted EPS for the Third Quarter Increased 120.8 Percent to $0.53, Compared to $0.24 in the Prior Year

      o     Three-for-two stock split payable December 12, 2005

ATLANTA, October 26, 2005 -- RPC, Inc. (NYSE: RES) announced its unaudited results for the third quarter ended September 30, 2005. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2005, revenues increased 30.5 percent to $115,801,000 compared to $88,721,000 last year. Operating profit for the quarter was $25,514,000, compared to $12,971,000 in the prior year, an increase of 96.7 percent. Net income for the quarter was $23,107,000, or $0.53 diluted earnings per share ($0.35 adjusted for the three-for-two split effective December 12, 2005), compared to $10,237,000, or $0.24 diluted earnings per share last year ($0.16 adjusted for the three-for-two split). Net income for the third quarter included an after tax gain of $0.15 diluted earnings per share ($0.10 adjusted for the three-for-two split) on the sale of all of the operating assets of RPC's hammer, casing, laydown and casing torque-turn services.

Cost of services rendered and goods sold increased 22.3 percent to $61,424,000, or 53.0 percent of revenues, during the third quarter of 2005, compared to $50,233,000, or 56.6 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses, including personnel, maintenance and repairs, and materials and supplies, as well as increases in fuel costs. As a percentage of revenues, however, these costs decreased because of higher equipment and personnel utilization, improved pricing, and the leverage of fixed costs over higher revenues. Selling, general and administrative expenses increased by 12.3 percent in the third quarter of 2005 to $19,000,000 from $16,921,000 in the prior year, primarily due to increased employment costs. These costs decreased as a percentage of revenues to
16.4 percent in 2005 compared to 19.1 percent last year, due to leverage of these costs over higher revenues. Depreciation and amortization were $9,863,000 during the quarter, 14.7 percent higher than last year, due to capital expenditures made during recent quarters.

For the nine months ended September 30, 2005, revenues increased 22.0 percent to $310,076,000 compared to $254,149,000 last year. Net income increased 91.2 percent to $44,944,000, or $1.03 diluted earnings per share ($0.69 adjusted for the three-for-two split) compared to net income of $23,512,000, or $0.54 diluted earnings per share last year ($0.36 adjusted for the three-for-two split).

RPC also announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional share of common stock will be distributed on December 12, 2005 to holders of record at the close of
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3rd Quarter 2005 Press Release

business on November 11, 2005. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

"RPC's third quarter results reflect the continuation of the strongest activity levels in many years and the results of our continued investment in our business," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "Our overall domestic revenues increased due to higher activity levels, increased capacity in our largest service lines, and increased pricing for our services. Most notably, we realized some pricing increases due to new price books that were issued and began to take effect during the quarter. The average domestic rig count during the third quarter was 1,432, 17 percent higher than the same period in 2004. Our revenues grew at a higher rate than the rig count because of the factors mentioned above, partially offset by declines in international revenues, the elimination of revenues from our marine liftboat division, which was sold in the fourth quarter of 2004, and the elimination of revenues from our hammer, casing, laydown and casing torque-turn service lines, which we sold during the third quarter of 2005.

Hubbell continued, "Hurricanes Katrina and Rita severely curtailed oilfield drilling and production activity in the Gulf of Mexico. Because of our presence in this region, our operations were affected by lost working days and temporary disruptions in the availability of materials and supplies. We estimate that the financial impact of these storms during the third quarter was a one percent reduction in revenues and two to three percent reduction in net income. While we are optimistic that the efforts to rebuild the region's damaged oil and gas infrastructure will lead to an increase in demand for our services, it is too soon to determine either the magnitude or the timing of such demand. We invested more than $21 million in new equipment and maintenance of existing equipment during the quarter. As in the past, however, we continue to maintain a conservative, liquid balance sheet.

Hubbell continued, "Our Board approved a three-for-two stock split at its regular quarterly meeting. This is the third split in RPC's history and the second in 2005. The decision is a response to our strong earnings and stock price performance. We believe that this will reward our current shareholders and increase the investment appeal of our common stock."

Summary of Segment Operating Performance

RPC's business segments are Technical Services and Support Services.

Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include pressure pumping, snubbing, coiled tubing, nitrogen, well control, downhole tools, surface production equipment, and fishing tool operations.

Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues increased 34.9 percent for the quarter compared to the prior year, driven by increased pricing, higher activity levels, and increased capacity. Support Services revenues increased by only 9.5 percent during the quarter compared to the prior year, because the prior year results included revenues from our marine liftboats, which were sold during the fourth quarter of 2004. This increase was due to increased capacity and higher pricing in the



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3rd Quarter 2005 Press Release

rental tools service line, which comprises the majority of the revenues in this segment. There were no revenues in the other segment during the quarter due to the sale of the non-oilfield business unit that comprised this segment, which occurred during the second quarter of 2004.

                                      Three Months Ended           Nine Months Ended
                                          September 30             Ended September 30
                                   ------------------------------------------------------
                                     2005            2004           2005          2004
                                   ------------------------------------------------------
                                                        (in thousands)
Revenues:
   Technical services              $  99,046      $  73,404      $ 262,963      $ 209,523
   Support services                   16,755         15,302         47,096         40,848
   Other                                   0             15             17          3,778
                                   ---------      ---------      ---------      ---------
Total revenues                     $ 115,801      $  88,721      $ 310,076      $ 254,149
                                   ---------      ---------      ---------      ---------
Operating profit (loss):
   Technical services              $  24,911      $  13,024        $57,029      $  35,706
   Support services                    3,255          2,378          8,737          4,629
   Other                                  (2)          (382)          (300)          (803)
   Corporate expenses                 (2,650)        (2,049)        (7,315)        (5,861)
                                   ---------      ---------      ---------      ---------
Total operating profit             $  25,514      $  12,971      $  58,151      $  33,671
                                   ---------      ---------      ---------      ---------
Other income, net                     11,120          1,555         13,994          2,324
Interest income (expense), net           131            (17)           301            (75)
                                   ---------      ---------      ---------      ---------
Income before income taxes         $  36,765      $  14,509      $  72,446      $  35,920
                                   ---------      ---------      ---------      ---------

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the impact of Hurricanes Katrina and Rita, the impact of efforts to rebuild the Gulf of Mexico region's oil and gas infrastructure on the demand for RPC's services, RPC's ability to maintain a conservative, liquid balance sheet and RPC's expected activity and performance in the future. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, the Company's ability to implement price increases, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004, and Form 10-Q for the quarter ended June 30, 2005 and its other SEC filings.

For information contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

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3rd Quarter 2005 Press Release


RPC INCORPORATED AND SUBSIDIARIES
------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS  (In thousands except per share data)
------------------------------------------------------------------------------      --------------------------------------
Periods ended September 30, (Unaudited)           Third Quarter                                   Nine Months
------------------------------------------------------------------------------      --------------------------------------
                                                                  % BETTER                                     % BETTER
                                          2005        2004         (WORSE)               2005        2004        (WORSE)
------------------------------------------------------------------------------      --------------------------------------
REVENUES                                $115,801    $ 88,721         30.5%             $310,076    $254,149        22.0%
COSTS AND EXPENSES:
Cost of services rendered and goods
  sold                                    61,424      50,233        (22.3)              167,581     146,529       (14.4)
Selling, general and administrative
  expenses                                19,000      16,921        (12.3)               55,594      48,213       (15.3)
Depreciation and amortization              9,863       8,596        (14.7)               28,750      25,736       (11.7)
------------------------------------------------------------------------------      --------------------------------------
Operating profit                          25,514      12,971         96.7                58,151      33,671        72.7
Interest income (expense), net               131         (17)          NM                   301         (75)         NM
Other income, net                         11,120       1,555           NM                13,994       2,324          NM
------------------------------------------------------------------------------      --------------------------------------
Income before income taxes                36,765      14,509        153.4                72,446      35,920       101.7
Income tax provision                      13,658       4,272       (219.7)               27,502      12,408      (121.6)
------------------------------------------------------------------------------      --------------------------------------
NET INCOME                              $ 23,107    $ 10,237        125.7%             $ 44,944    $ 23,512        91.2%
==============================================================================      ======================================

EARNINGS PER SHARE
   Basic                                $   0.55    $   0.24        129.2%             $   1.06    $   0.55        92.7%
                                     =========================================      ======================================
   Diluted                              $   0.53    $   0.24        120.8%             $   1.03    $   0.54        90.7%
                                     =========================================      ======================================


AVERAGE SHARES OUTSTANDING
     Basic                                42,029      42,482                             42,291      42,443
                                        ====================                           ====================
     Diluted                              43,554      43,371                             43,726      43,188
                                        ====================                           ====================

ADJUSTED FOR THE THREE-FOR-TWO STOCK

  SPLIT EFFECTIVE DECEMBER 12, 2005

EARNINGS PER SHARE
   Basic                                $   0.37    $   0.16        131.3%             $   0.71    $   0.37        91.9%
                                    =========================================      ======================================
   Diluted                              $   0.35    $   0.16        118.8%             $   0.69    $   0.36        91.7%
                                    =========================================      ======================================

AVERAGE SHARES OUTSTANDING
     Basic                                63,043      63,723                             63,437      63,665
                                        ====================                           ====================
     Diluted                              65,331      65,057                             65,589      64,782
                                        ====================                           ====================


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3rd Quarter 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE  SHEETS
--------------------------------------------------------------------------------
At September 30, (Unaudited)                                  (In thousands)
--------------------------------------------------------------------------------
                                                           2005           2004
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                              $  21,560      $  16,101
Accounts receivable, net                                  98,833         73,403
Inventories                                               12,186         10,161
Deferred income taxes                                      4,818          5,905
Income taxes receivable                                       --          4,047
Prepaid expenses and other current assets                  1,936          1,370
--------------------------------------------------------------------------------
  Total current assets                                   139,333        110,987
--------------------------------------------------------------------------------
Property, plant and equipment, net                       135,290        117,039
Goodwill and other intangibles, net                       24,151         15,932
Other assets                                               3,219          2,415
--------------------------------------------------------------------------------
  Total assets                                         $ 301,993      $ 246,373
================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                       $  34,163      $  21,846
Accrued payroll and related expenses                      10,706          9,447
Accrued insurance expenses                                 4,018          4,041
Accrued state, local and other taxes                       2,665          1,721
Income taxes payable                                       7,216             --
Current portion of long-term debt                             --          2,700
Other accrued expenses                                     2,512            708
--------------------------------------------------------------------------------
  Total current liabilities                               61,280         40,463
--------------------------------------------------------------------------------
Accrued insurance expenses                                 6,774          6,458
Long-term debt                                                --          2,100
Pension liabilities                                       11,515         10,013
Deferred income taxes                                      7,923         13,638
Other long-term liabilities                                1,381          2,610
--------------------------------------------------------------------------------
  Total liabilities                                       88,873         75,282
--------------------------------------------------------------------------------
Common stock                                               4,290          4,314
Capital in excess of par value                            21,126         26,910
Retained earnings                                        200,051        149,778
Deferred compensation                                     (5,722)        (3,643)
Accumulated other comprehensive loss                      (6,625)        (6,268)
--------------------------------------------------------------------------------
  Total stockholders' equity                             213,120        171,091
--------------------------------------------------------------------------------
  Total liabilities and st$ckholders' equity           $ 301,993      $ 246,373
================================================================================

Certain prior year balances have been reclassified to conform with current year presentation.

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3rd Quarter 2005 Press Release

RPC INCORPORATED AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Nine months ended September 30, (Unaudited)                    (In thousands)
--------------------------------------------------------------------------------
                                                              2005        2004
--------------------------------------------------------------------------------
Operating Activities:
   Net income                                              $ 44,944    $ 23,512
   Depreciation, amortization and other non-cash charges     29,706      26,074
   Other net changes in operating activities                (19,354)    (15,919)
--------------------------------------------------------------------------------
        Net cash provided by operating activities            55,296      33,667
--------------------------------------------------------------------------------
Investing Activities:
  Capital expenditures                                      (55,439)    (36,594)
  Other investing activities                                 11,449       1,934
--------------------------------------------------------------------------------
       Net cash used for investing activities               (43,990)    (34,660)
--------------------------------------------------------------------------------
Financing Activities:
  Payment of dividends                                       (5,082)     (2,558)
  Payments on debt                                           (4,800)     (1,110)
  Cash paid for common stock purchased and retired          (10,268)     (1,963)
  Proceeds from exercise of stock options                       768         423
--------------------------------------------------------------------------------
       Net cash used for financing activities               (19,382)     (5,208)
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                    (8,076)     (6,201)
Cash and cash equivalents at beginning of period             29,636      22,302
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 $ 21,560    $ 16,101
================================================================================